Exhibit 99.1

Sonic Automotive, Inc. Reports Strong First Quarter Earnings

Driven by 15% Revenue Growth

CHARLOTTE, N.C. – April 25, 2006 – Sonic Automotive, Inc. (NYSE: SAH), a leader in automotive retailing, today reported that its 2006 first quarter earnings from continuing operations were $21.8 million, or $0.50 per diluted share, compared to $20.1 million, or $0.47 per diluted share, in the prior year period. The results for the quarter ended March 31, 2006 include $0.02 per diluted share of stock option expense related to the Company’s adoption of SFAS 123R.

“We are pleased to report strong earnings growth during a period of rising interest rates and a competitive industry environment,” said Chairman and Chief Executive Officer O. Bruton Smith. “Our results reflect the combined effect of our improved brand mix and the successful execution of our key operating initiatives. Revenue from our luxury and import stores was 80% of total revenue for the quarter.”

Revenue for the first quarter increased 15.0% from the same period last year to $1.8 billion. On a same store basis, total revenue in the quarter increased 6.5% from the prior year period with solid growth across the business.

President and Chief Operating Officer Jeffrey C. Rachor said, “We were able to maintain our margins and reduce SG&A expenses as a percentage of gross profit while driving top line growth. Our operating team continued their focus on growing the higher margin pieces of our business with 9.0% same store growth in used vehicles and 7.4% same store growth in parts and service. We remain comfortable with our 2006 continuing operations EPS target of $2.40 to $2.50 per diluted share excluding stock option expense and $2.32 to $2.42 per diluted share including stock option expense.”

Presentation materials for the Company’s April 25, 2006 earnings conference call can be accessed on the Company’s website at www.sonicautomotive.com by clicking on the “For Investors” tab and choosing “Webcasts & Presentations” on the left side of the monitor.

About Sonic Automotive

Sonic Automotive, Inc., a Fortune 300 company based in Charlotte, N.C., is one of the largest automotive retailers in the United States operating 176 franchises and 38 collision repair centers. Sonic can be reached on the Web at www.sonicautomotive.com.

Included herein are forward-looking statements, including statements pertaining to anticipated diluted earnings per share from continuing operations and anticipated stock option expense. There are many factors that affect management’s views about future events and trends of the Company’s business. These factors involve risk and uncertainties that could cause actual results or trends to differ materially from management’s view, including without limitation, economic conditions, risks associated with acquisitions and the risk factors described in the Company’s annual report on Form 10-K for the year ended December 31, 2005. The Company does not undertake any obligation to update forward-looking information.

Sonic Automotive, Inc.

Results of Operations (unaudited)

(in thousands, except per share, unit data and percentage amounts)

	For the Three Months Ended
	3/31/2006	3/31/2005
Revenues
New vehicles	$1,092,695	$958,124
Used vehicles	301,756	260,505
Wholesale vehicles	129,129	110,375

Total vehicles	1,523,580	1,329,004
Parts, service and collision repair	266,526	225,628
Finance, insurance and other	45,432	40,932

Total revenues	1,835,538	1,595,564
Total gross profit	290,839	250,591
SG&A expenses	226,307	197,143
Depreciation	4,826	3,401

Operating income	59,706	50,047
Interest expense, floor plan	12,125	7,448
Interest expense, other	11,718	10,573
Other (expense) / income	(666)	12

Income from continuing operations before taxes	35,197	32,038
Income taxes	13,374	11,972

Income from continuing operations	21,823	20,066
Discontinued operations:
Loss from operations and the sale of discontinued franchises	(7,480)	(4,660)
Income tax benefit	2,739	1,706

Loss from discontinued operations	(4,741)	(2,954)

Net income	$17,082	$17,112

Diluted:
Weighted average common shares outstanding	46,205	45,460
Earnings per share from continuing operations	$0.50	$0.47
Loss per share from discontinued operations	($0.11)	($0.07)

Earnings per share	$0.39	$0.40

Gross Margin Data (Continuing Operations):
Retail new vehicles	7.6%	7.6%
Fleet vehicles	3.3%	3.0%
Total new vehicles	7.3%	7.2%
Used vehicles retail	10.8%	10.7%
Total vehicles retail	8.0%	8.0%
Parts, service and collision repair	49.7%	49.4%
Finance, insurance and other	100.0%	100.0%
Overall gross margin	15.8%	15.7%
SG&A Expenses (Continuing Operations):
Personnel	$133,470	$115,934
Advertising	13,902	12,936
Facility rent	22,833	18,726
Other	56,102	49,547

Total	$226,307	$197,143
Unit Data (Continuing Operations):
New units	34,518	31,871
Used units	15,726	14,480

Total units retailed	50,244	46,351
Wholesale units	12,943	12,108
Average price per unit:
Total new vehicles	31,656	30,063
Used vehicles	19,188	17,991
Wholesale vehicles	9,977	9,116

Other Data:
Same store revenue percentage changes:
New (retail & fleet)	5.4%
Used	9.0%
Parts, service and collision repair	7.4%
Finance, insurance and other	6.4%
Total	6.5%

Balance Sheet Data:

	3/31/2006	12/31/2005

ASSETS
Current Assets:
Cash and cash equivalents	$6,911	$7,566
Receivables, net	347,245	396,225
Inventories	1,023,119	1,016,457
Assets held for sale	230,966	73,837
Construction in progress expected to be sold in sale-leaseback transactions	101,033	95,131
Other current assets	31,231	27,484

Total current assets	1,740,505	1,616,700
Property and Equipment, Net	137,900	148,267
Goodwill, Net	1,143,844	1,122,538
Other Intangibles, Net	78,379	88,696
Other Assets	57,090	49,300

TOTAL ASSETS	$3,157,718	$3,025,501

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Notes payable - floor plan - trade	$429,190	$579,022
Notes payable - floor plan - non-trade	615,244	410,296
Trade accounts payable	82,045	91,101
Accrued interest	15,507	17,378
Other accrued liabilities	159,375	167,060
Liabilities associated with assets held for sale - trade	73,969	45,953
Liabilities associated with assets held for sale - non-trade	75,671	6,937
Current maturities of long-term debt	2,911	2,747

Total current liabilities	1,453,912	1,320,494
LONG-TERM DEBT	685,310	712,311
OTHER LONG-TERM LIABILITIES	32,977	29,479
DEFERRED INCOME TAXES	131,964	132,419
STOCKHOLDERS’ EQUITY	853,555	830,798

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,157,718	$3,025,501

Balance Sheet Ratios:
Current Ratio	1.20	1.22
Debt to Total Capital, Net of Cash	44.4%	46.0%